As filed with the Securities and Exchange Commission on October 2, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UPWORK INC.

(Exact name of registrant as specified in its charter)

Delaware	7389	46-4337682
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

441 Logue Avenue

Mountain View, California 94043

(650) 316-7500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephane Kasriel

President and Chief Executive Officer

Upwork Inc.

441 Logue Avenue

Mountain View, California 94043

(650) 316-7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Gordon K. Davidson, Esq. Robert A. Freedman, Esq. Ran D. Ben-Tzur, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Brian Levey, Esq. Chief Business Affairs and Legal Officer Upwork Inc. 441 Logue Avenue Mountain View, California 94043 (650) 316-7500	Robert G. Day, Esq. Rezwan D. Pavri, Esq. Andrew T. Hill, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  333-227207

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common stock, $0.0001 par value per share	203,197	$15.00	$3,047,955	$370

(1)

Represents only the additional number of shares being registered, including 26,504 additional shares that the underwriters have the option to purchase. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-227207).

(2)

The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act, based on the proposed maximum aggregate offering price. The Registrant previously registered securities with an aggregate offering price not to exceed $198,029,986 on a Registration Statement on Form S-1, as amended (File No. 333-227207), which was declared effective by the Securities and Exchange Commission on October 2, 2018. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $3,047,955 are hereby registered, which includes the additional shares that the underwriters have the option to purchase.

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended (“Securities Act”), Upwork Inc. (“Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (“Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-227207) (the “Prior Registration Statement”), which the Registrant originally filed with the Commission on September 6, 2018, and which the Commission declared effective on October 2, 2018.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of common stock offered by one of the selling stockholders reflected in the Prior Registration Statement by 203,197 shares, 26,504 of which are subject to purchase upon exercise of the underwriters’ option to purchase additional shares of the Registrant’s common stock. The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are incorporated by reference into this Registration Statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Fenwick & West LLP.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Registration Statement on Form S-1 (Registration No. 333-227207)).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Mountain View, California, on the day of October 2, 2018.

UPWORK INC.

By:	/s/ Stephane Kasriel
Stephane Kasriel
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephane Kasriel Stephane Kasriel	President, Chief Executive Officer, and Director (Principal Executive Officer)	October 2, 2018

/s/ Brian Kinion Brian Kinion	Chief Financial Officer (Principal Financial and Accounting Officer)	October 2, 2018

* Thomas Layton	Executive Chairman	October 2, 2018

* Gregory C. Gretsch	Director	October 2, 2018

* Kevin Harvey	Director	October 2, 2018

* Daniel Marriott	Director	October 2, 2018

* Elizabeth Nelson	Director	October 2, 2018

* Gary Steele	Director	October 2, 2018

*By:	/s/ Stephane Kasriel Stephane Kasriel Attorney-in-Fact	October 2, 2018